Exhibit 99

April 27, 2004

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Sr. Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS ANNOUNCES RECORD

QUARTERLY RESULTS FOR FIRST QUARTER 2004

Company Progresses Further From Strong Fourth Quarter 2003

Salt Lake City, Utah, April 27, 2004 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced record quarterly results for the first quarter ended March 31, 2004. Net sales were a record $26,306,000 in the first quarter 2004, up 55% from net sales of $17,014,000 in the first quarter 2003. Net income was a record $1,588,000, or $.07 per share, in the first quarter 2004, compared to net loss of $846,000, or $.04 per share, in the first quarter 2003.

North American sales of $9,593,000 in the first quarter 2004 were up 1% compared to first quarter 2003 sales of $9,504,000 as U.S. sales increased slightly. European sales of $12,573,000 in the first quarter 2004 were up 193% from first quarter 2003 sales of $4,298,000 as a result of the acquisition of a business in Germany in May 2003 and the subsequent growth of that business, and the favorable effects of foreign currency movement. Rest-of-world sales of $4,140,000 in the first quarter 2004 were up 29% from first quarter 2003 sales of $3,212,000 as a result of increased Australian sales, including the favorable effects of foreign currency movement.

Gross profit of $14,577,000 in the first quarter 2004 was up $5,360,000, or 58%, from gross profit of $9,217,000 in last year’s first quarter. Gross margin of 55.4% in the first quarter 2004 improved from last year’s first quarter level of 54.2% because of higher unit volumes that resulted in improved overhead absorption, product cost reduction programs, lower return rates and the favorable effects of foreign currency movement.

Operating expenses in the first quarter 2004 of $12,598,000 increased $2,102,000, or 20%, from operating expenses of $10,496,000 in last year’s first quarter primarily due to incremental operating expenses from the acquired German business and the unfavorable effects of foreign currency movement.

Andy Raguskus, President and CEO, stated, “We are pleased to have followed a strong finish in last year’s fourth quarter with an even better performance in this year’s first quarter. International sales were particularly strong. We introduced our Quartet product family in the U.S. in early April, and we expect it to help spur sales growth in the U.S. marketplace going forward.”

At March 31, 2004, Sonic Innovations had cash and marketable securities, including restricted and long-term marketable securities, of $34.4 million, and debt of $8.5 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning our expectations for Quartet to help our sales growth in the U.S. marketplace. Actual results may differ materially and adversely from those described herein depending on a number of factors, including general economic conditions; hearing aid market conditions; the competitive performance of our products; government and insurance reimbursement levels for hearing aids; problems with product manufacturing, distribution or market acceptance of our products; difficulties in relationships with our customers; delays in completing or introducing new products; regulatory requirements; difficulties in managing international operations; difficulties in managing acquired operations that could result in poor performance and writedowns of acquired intangible assets; the effect of future acquisitions, if any; component availability and pricing; the effect of international conflicts and threats; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise. The company will host a teleconference call in connection with this release on Tuesday, April 27, 2004 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (800) 299-8538, or (617) 786-2902 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter confirmation code 72724035 (available through April 30, 2004), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Quarter ended March 31
	2004	2003
Net sales	$26,306	$17,014
Cost of sales	11,729	7,797

Gross profit	14,577	9,217
Selling, general and administrative expense	10,044	8,003
Research and development expense	2,554	2,493

Operating profit (loss)	1,979	(1,279)
Other income (expense), net	(49)	557

Income (loss) before income tax provision	1,930	(722)
Income tax provision	342	124

Net income (loss)	$1,588	$(846)

Basic earnings (loss) per common share	$.08	$(.04)

Diluted earnings (loss) per common share	$.07	$(.04)

Weighted average number of common shares outstanding:
Basic	20,408	19,824

Diluted	22,790	19,824

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
Current assets:
Cash and marketable securities	$23,147	$23,184
Accounts receivable	16,927	16,232
Inventories	8,610	9,361
Prepaid expenses and other	3,089	2,492
Receivable from insurance company	7,000	7,000

Total current assets	58,773	58,269
Marketable securities	11,246	10,028
Property and equipment	7,012	6,493
Intangible and other	31,361	32,206

Total assets	$108,392	$106,996

Current liabilities:
Accounts payable and accrued expenses	$21,564	$21,668
Loan payable – current portion	1,217	1,255
Payable for settlement of lawsuit	7,000	7,000

Total current liabilities	29,781	29,923
Loan payable	7,304	7,845
Other	3,675	4,175

Total liabilities	40,760	41,943
Shareholders’ equity:
Common stock	21	21
Additional paid-in capital	116,007	114,685
Accumulated deficit	(49,620)	(51,208)
Other	1,224	1,555

Total shareholders’ equity	67,632	65,053

Total liabilities and shareholders’ equity	$108,392	$106,996